As filed with the Securities and Exchange Commission on July 10, 2003

                                                      Registration No. 333-_____


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                BSP ONElink, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                                         43-1941213
-------------------------------                ---------------------------------
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)


                                One Market Plaza
                             Spear Tower, 36th Floor
                             San Francisco, CA 94105
           -----------------------------------------------------------
           (Address of Principal Executive Offices including zip code)


                                BSP ONElink, Inc.
                      STOCK INCENTIVE PLAN FOR CONSULTANTS
                     --------------------------------------
                            (Full Title of the Plan)

                                F. William Guerin
                      President and Chief Executive Officer
                                BSP ONElink, Inc.
                                One Market Plaza
                             Spear Tower, 36th Floor
                             San Francisco, CA 94105
                                 (415) 293-8277
                   -------------------------------------------
                   (Name and address of agent for services and
                     telephone number, including area code)

                                   Copies to:

Robert M. Bearman, Esquire                     Jeffrey B. Detwiler, Esquire
Patton Boggs LLP                               Dudnick Detwiler Rivin & Stikker
1660 Lincoln Street, Suite 1900                351 California Street, 15th Floor
Denver, CO 80264                               San Francisco, California 94104
(303) 830-1776

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /


                                                Proposed Maximum   Estimated Maximum
   Title of Securities            Amount to be   Offering Price Per     Aggregate           Amount of
    to be Registered             Registered(1)       Share(2)       Offering Price(3)    Registration Fee
------------------------------  -------------  ------------------  ------------------  -----------------
 Common Stock, $.001
   par value per Share            2,000,000           $1.50           $3,956,500            $320.09
==============================  =============  ==================  ==================  =================

--------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the BSP ONElink, Inc. Stock Incentive Plan for Consultants (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of BSP ONElink, Inc. pursuant to 17 C.F.R.
     section 230.416(a).

(2) Represents the highest exercise price per share for outstanding warrants pursuant to the Plan.

(3) The sum of the weighted average exercise price of $1.34 per share multiplied by warrants for 850,000 shares under the Plan that have been granted to date and the market value of the Common Stock on July 3, 2003 as determined by the last reported price quoted on the Over-the-Counter Bulletin Board of $2.45 multiplied by 1,150,000 shares for which shares or warrants have not yet been granted under the Plan.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the "Securities Act") and 17 C.F.R. section 230.462.

                                BSP ONELINK, INC.

PART I. INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the BSP ONElink, Inc. (the "Company" or the "Registrant") Stock Incentive Plan for Consultants (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such document is not filed with the Securities and Exchange Commission ("SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-KSB, as amended on Form 10-KSB/A for the fiscal year ended December 31, 2002 as filed with the SEC (File No. 0-50044) pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) The Company's Form 10-QSB for the fiscal quarter ended March 31, 2003 as filed with the SEC (File No. 0-50044).

     (c)  The  description  of  Registrant's   Common  Stock  contained  in  the
          Company's Registration Statement on Form 8-A (File No. 0-50044) filed with the SEC.

     (d)  All documents  filed by the  Registrant  pursuant to Section 13(a) and
          (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4. DESCRIPTION OF SECURITIES

     The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Common Stock offered hereby has been passed upon by Dudnick Detwiler Rivin & Stikker LLP, San Francisco, California, for the Company attached hereto as Exhibit 5.

     The law firm of Dudnick Detwiler Rivin & Stikker LLP and its partners own 100,000 shares of the Company's Common Stock and warrants to purchase up to 50,000 shares of the Company's Common Stock at $1.00 per share. Neither the shares or the warrants owned by such law firm are included in the Plan or registered hereunder.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article IX of the Company's Certificate of Incorporation provides as follows (Note the "Company" is referred to as the "Corporation" in Article IX and the General Corporation Law of the State of Delaware is referred to as the "DGCL" in Article IX:

                                   ARTICLE IX

     1. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Article IX, Section 1(f)) whether civil, criminal or administrative, (a "Proceeding"), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an "Investigation"), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an "Indemnitee"), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall incur to the benefit of the Indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that such Advancement of Expenses shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an "Undertaking").

     (b) If a claim under Section 1(a) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnities may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnities shall be entitled to be paid also the expense of prosecuting or defending such suit. In

          (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

          (ii) any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a f inal adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Corporation to recover an Advancement of Expense pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Corporation.

     (c) The rights to indemnification and to the Advancement of Expenses conferred in this Article IX, Section 1 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     (e) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Corporation.

     (f) Notwithstanding  the  indemnification  provided for by this Article IX,
Section 1, the Corporation's bylaws, or any written agreement, such indemnity shall not include any expenses, liabilities or losses including but not limited to advancement of expenses incurred by such Indemnitees relating to or arising from any Proceeding in which the Corporation asserts a direct claim (as opposed to a stockholders' derivative action) against the Indemnitees, whether such claim by the Corporation is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

     2. (a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such corporation, partnership, joint venture, trust or other enterprise.

     (b) Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. LIST OF EXHIBITS.

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-B):

     4          Stock Certificate of BSP ONElink, Inc.(1)
     5          Opinion of Dudnick Detwiler Rivin & Stikker LLP, as to the
                legality of the Common Stock registered hereby.
     10         Incentive Plan for Consultants
     23.1       Consent of Dudnick  Detwiler  Rivin & Stikker LLP (included in
                Exhibit 5)
     23.2       Consent of Deloitte & Touche
     24         Power of Attorney is located on the signature page to this
                Registration Statement.

--------------------

     (1) Incorporated herein by reference from Exhibit 4.0 contained in the Registration Statement on Form 8-A filed with the SEC (SEC File No. 0-50044).


ITEM 9. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement:

     (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, July 9, 2003.

                                            BSP ONELINK, INC.



                                           By: /s/ F. William Guerin
                                           -------------------------------------
                                           F. William Guerin
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. William Guerin as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




        Name                         Title                             Date
        ----                         -----                             ----

/s/ F. William Guerin       President, Chief Executive
---------------------       Officer, Secretary and Director
F. William Guerin           (principal executive officer)          July 9, 2003


/s/ David Bolton            Chief Financial Officer,
---------------------       and Director
David Bolton                (principal financial officer)          July 9, 2003

/s/ W. Edward Nichols
---------------------
W. Edward Nichols           Director                               July 9, 2003